Exhibit 10.25

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

SEVENTH AMENDMENT TO

MARKETING AGREEMENT

This Seventh Amendment (“Amendment”), entered into as of October 30, 2020 (“Effective Date”), is between MGM Resorts International, a Delaware corporation (“MGM”), and PLAYSTUDIOS, Inc. (f/k/a incuBET, Inc.), a Delaware corporation (“PLAYSTUDIOS”) (formerly myVEGAS.com, LLC, a Nevada limited liability company), and amends in part the Marketing Agreement dated April 13, 2011 between MGM and PLAYSTUDIOS, as amended by (i) that certain Letter Agreement dated July 13, 2011, (ii) that certain Corrective Amendment to Marketing Agreement dated as of July 20, 2011, (iii) that certain Third Amendment dated June 18, 2014, (iv) that certain Fourth Amendment dated May 1, 2015, (v) that certain Letter Agreement dated October 9, 2015, (vi) that certain Fifth Amendment dated January 4, 2016; and (vii) that certain Sixth Amendment dated December 4, 2019 (the “Agreement”).

RECITALS

WHEREAS, Section 10.3 of the Agreement provides that PLAYSTUDIOS remit to MGM a percentage of its Cumulative Net Operating Income (defined in the Agreement as the “Profit Share”);

WHEREAS, Section 10.4 of the Agreement provides that PLAYSTUDIOS may terminate the Profit Share by giving notice to MGM and paying MGM a lump sum payment, so long as at the time of the notice the aggregate number of registered customers who were derived from MGM marketing channels accounts for less than 25% of all then-current PLAYSTUDIOS registered customer (the “Condition”);

WHEREAS, PLAYSTUDIOS has given notice to MGM that it is electing to exercise its right to terminate the Profit Share;

WHEREAS, MGM and PLAYSTUDIOS have determined that the Condition has been met;

WHEREAS, the parties have mutually agreed that (i) PLAYSTUDIOS may terminate the Profit Share by agreeing to pay to MGM a total payment of $20,000,000, and (ii) MGM has agreed to commit to reinvest the payment in PLAYSTUDIOS in (x) a private investment in public equity (a “PIPE”) that is undertaken in conjunction with PLAYSTUDIOS’s planned business combination with a special purpose acquisition company (the “SPAC Transaction”), or (y) a bona fide private placement of equity offering to third party investors for a minimum gross proceeds to PLAYSTUDIOS of $50,000,000, including the MGM commitment amount (the “Private Placement”) (the event to occur first referred to as the “Next Financing”); and

WHEREAS, the parties desire to further amend the Agreement to reflect the termination of the Profit Share.

AGREEMENT

NOW, THEREFORE, based on the foregoing recitals, which are incorporated herein by reference, and for good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1.            Defined Terms. Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.            Acknowledgment of Notice of Exercise to Terminate Profit Share. MGM Acknowledges receipt of notice by PLAYSTUDIOS of its election to terminate the Profit Share.

3.            Payment. As consideration for the amendment to the Agreement set forth in Section 4, the release and wavier set forth in Section 5, and MGM’s commitment to participate the Next Financing as set forth in Section 6, PLAYSTUDIOS and MGM agree that the Profit Share shall continue to accrue through January 1, 2021 and the Parties agree that the accrued amount of Profit Share through such date shall be equal to $1,000,000 which shall be remitted to MGM pursuant to the terms hereof (the “Profit Share Payment”), and the Parties agree that the settlement of the buyout of the Profit Share shall equal $19,000,000 and be effective as of January 2, 2021 (the “Buyout Payment”). The Profit Share Payment is due on the earlier to occur of (i) the consummation of the Next Financing, (ii) the date on which PLAYSTUDIOS waives MGM’s commitment to participate in the Next Financing, or (ii) the two-year anniversary date of the Effective Date. The Buyout Payment is due on the later to occur of (w) January 2, 2021, (x) the consummation of the Next Financing, (y) the date on which PLAYSTUDIOS waives MGM’s commitment to participate in the Next Financing, or (z) the two-year anniversary date of the Effective Date. MGM may apply the Profit Share Payment and the Buyout Payment towards its total participation in the Next Financing on the terms set forth in Section 6.

4.            Amendment. Section 10.3 of the Agreement is hereby amended in part by adding the following to the end thereof: “Notwithstanding anything to the contrary in this Agreement, the Profit Share (1) shall accrue through January 1, 2021, (2) shall be settled in accordance with Section 3 of the Seventh Amendment to this Agreement relating to the Profit Share Payment, and (3) shall be terminated as of end of day on January 1, 2021.  The buyout of the Profit Share shall be effective on January 2, 2021 and shall be settled in accordance with Section 3 of the Seventh Amendment to this Agreement relating to the Buyout Payment.  The Agreement is hereby further amended in part by deleting Section 10.4 of the Agreement and replacing it with the words “Intentionally Omitted”.  As of January 2, 2021, the Parties agree that the Agreement shall be automatically amended in part by deleting Section 10.3 of the Agreement and replacing it with the words “Intentionally Omitted”.

5.            Release and Waiver. MGM hereby releases PLAYSTUDIOS from, and waives any claim to, any amounts due under Sections 10.3 and 10.4 of the Agreement other than as agreed with respect to the Profit Share Payment and the Buyout Payment set forth above.

6.            Commitment to Reinvest Payments. During the two-year period following the Effective Date, MGM hereby agrees that it will participate in a PIPE transaction or a Private Placement, whichever occurs first, by investing a minimum amount equal to the total of the Profit Share Payment and the Buyout Payment (i.e. an aggregate of $20,000,000) at a valuation of PLAYSTUDIOS of $[***] or more on a pre-money fully diluted basis, pursuant to and in accordance with the terms and conditions of that certain commitment letter dated as of the Effective Date and entered into by MGM and PLAYSTUDIOS.

7.            Effectiveness of Amendment. This Amendment is deemed effective as of the Effective Date. Except as set forth in this Amendment, the Agreement remains unchanged and in full force and effect.

[Signature page follows]

The undersigned have executed this Amendment as authorized officers or signatories of the relevant party.

PLAYSTUDIOS, Inc.

/s/ Andrew S. Pascal
Andrew S. Pascal, Chairman and CEO

MGM Resorts International

/s/ Bil Hornbuckle
William J. Hornbuckle, CEO and President

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